Exhibit 99.1

Inotek Pharmaceuticals Announces the Completion of the Recruitment Phase of MATrX-1, the

First Phase 3 Clinical Trial of Trabodenoson for Glaucoma

- Top-line Data Expected in December 2016 -

LEXINGTON, Mass – August 24, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced the completion of the active recruitment phase of MATrX-1, the first pivotal Phase 3 trial of trabodenoson for the treatment of glaucoma. Trabodenoson, the Company’s lead clinical candidate, is a first-in-class selective adenosine A1 mimetic under investigation for reduction of intraocular pressure (IOP) which has been observed in Phase 2 clinical trials to reduce IOP. Top-line data from the MATrX-1 study are expected in December 2016.

“As anticipated, MATrX-1 has recruited on time, consistent with our fourth-quarter guidance for top-line data,” said Rudolf Baumgartner, MD, Executive Vice President and Chief Medical Officer. “Trabodenoson has the potential to be a convenient, safe and innovative treatment option for patients suffering from glaucoma based on its targeted approach of restoring the natural pressure-regulating process in the eye to lower IOP, and we are looking forward to the results of this trial.”

About the MATrX-1 Phase 3 Trial

MATrX-1 is a Phase 3 randomized, double-masked, placebo-controlled trial of trabodenoson in (~)335 patients suffering from primary open angle glaucoma (POAG) or ocular hypertension (OHT) that is designed to assess the efficacy, safety and tolerability of trabodenoson over three months of treatment. The primary endpoint is reduction of IOP as compared to the placebo treatment arm. The study includes three doses of trabodenoson: 3% (1000 mcg) once daily, 4.5% (1500 mcg) twice daily, and 6% (2000 mcg) once daily. In addition, the study contains a timolol 0.5% arm to validate the sensitivity of the patient population and will serve as an internal control. Enrollment criteria include patients with IOP greater than or equal to 24 mm Hg and less than or equal to 34 mm Hg, which represents the patients most likely to receive treatment for glaucoma or ocular hypertension.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy, Business Development, and IRO

IR@inotekpharma.com

Investor Contact:

MacDougall Biomedical Communications

Chris Erdman, 781-235-3060

cerdman@macbiocom.com

Media Contact:

MacDougall Biomedical Communications

Karen Sharma, 781-235-3060

ksharma@macbiocom.com